Exhibit 99.2
GENESCO INC.
CHIEF FINANCIAL OFFICER’S COMMENTARY
FISCAL YEAR 2012 FIRST QUARTER ENDED APRIL 30, 2011
Consolidated Results
Sales
First quarter net sales increased 20% to $482 million from $401 million in the first quarter of fiscal 2012. Same store sales increased 14%. Sales from businesses acquired over the past 12 months accounted for $25 million of sales in the quarter. Sales of businesses operated for more than 12 months increased 14% in the quarter.
Direct (catalog and e-commerce) sales for the first quarter increased 24% on a comparable basis (before sales from websites acquired during the past 12 months).
Same store sales for May increased 12% through May 21, and direct sales increased 45%.
Gross Margin
First quarter gross margin was 51.4% compared with 51.9% last year. Wholesale sales, which normally carry a lower gross margin, represented about 14% of sales in the first quarter this year compared with 12% in the first quarter last year. In the aggregate, retail gross margin increased compared to last year in dollars and with a small increase as a percent of sales, while wholesale gross margin increased in dollars but not as a percent of sales. The increased percent of wholesale sales drove the lower consolidated gross margin for total Genesco.
SG&A
Selling and administrative expense for the first quarter decreased by 180 basis points to 45.9% from 47.7% for the same period last year. Leverage of occupancy expense, depreciation and compensation all contributed to this reduction in expenses as a percent of sales, as did the increase in wholesale sales, which normally involve lower expenses than retail sales, in the overall sales mix.
Restructuring and Other
“Restructuring and Other” charges for the first quarter were $1.2 million, reflecting $0.4 million of costs associated with response costs incurred in connection with the network intrusion announced in December, $0.7 million of asset impairments, and $0.1 million in other legal matters. This compares with $2.4 million for the same period last year primarily for asset impairments.

Operating Income
Genesco’s operating income was $25.5 million in the first quarter compared with $14.6 million in the first quarter of the previous year. Operating income included the restructuring expense of $1.2 million and $2.4 million of restructuring expense last year. Excluding these items from both periods, operating income was $26.8 million for the first quarter this year compared with $17.0 million in the same period last year, a 58% increase. Adjusted operating margin was 5.6% of sales this quarter compared with 4.2% last year. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP measure is provided in the schedule at the end of this document.
Interest Expense
Net interest expense for the quarter was $514,000, compared with $235,000 for the same period last year. We did not have outstanding debt at the end of the quarter.
Pretax Earnings — Total GCO
Pretax earnings for the quarter were $25.0 million, which reflects a total of approximately $1.2 million of restructuring expense. Last year, first quarter pretax earnings were $14.3 million, which reflected $2.4 million of restructuring expense. Excluding these items from both years’ results, pretax earnings for the quarter were $26.3 million this year compared to $16.8 million last year. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP measure is provided in the schedule at the end of this document.
Earnings From Continuing Operations
Earnings before discontinued operations were $15.0 million, or $.63 per diluted share, in the first quarter this year, compared to $8.6 million, or $.36 per diluted share, in the first quarter last year. Excluding the items discussed above, earnings from continuing operations were $.67 per diluted share in this year’s first quarter and $.42 in last year’s first quarter, or a 60% increase. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP measure is provided in the schedule at the end of this document.
Segment Results
Lids Sports Group
Lids Sports Group’s sales for the first quarter of fiscal 2012 increased 41%, to $170 million, compared to $120 million in the first quarter last year, including sales of $24 million from businesses acquired in the last 12 months. Sales from businesses in the segment operated for more than 12 months increased by 21%.
Same store sales for the quarter increased 16% this year on top of a 10% increase in the same quarter a year ago. E-commerce comp sales for the group increased 42% in the quarter and total e-commerce represented about 5% of total Lids Group sales. May same store sales were up 9% and e-commerce sales increased 45% on a comparable basis through May 21.
The Group’s gross margin as a percent of sales was lower in the quarter, reflecting an increase in relatively lower margin wholesale sales in the sales mix; however, both the retail and wholesale operations had improved gross margins compared to the first quarter of the previous year. While the Group’s SG&A expense was also lower for the quarter as a percent of sales, we see further opportunities for improvement as the normally lower SG&A wholesale businesses are fully integrated and realize potential synergies.
The Group’s operating income for the first quarter improved to $14.0 million from $9.4 million last year in the quarter. Operating margin was 8.3% compared with 7.8% last year.
Journeys Group
Journeys Group’s sales for the quarter increased 15% to $209 million from $182 million for the first quarter last year. Direct sales on a comparable basis increased 29% and represented 2% of the Group’s sales for the quarter. Same store sales increased 15%. Same store sales increased 13% and e-commerce and catalog sales increased 39% through May 21.
Average selling prices for footwear in Journeys stores open for at least 12 months were essentially flat for the quarter.
Gross margin for the group was down about 10 basis points in the quarter.
SG&A expense decreased as a percent of sales by 330 basis points, due primarily to the leveraging of occupancy cost and depreciation.
The Group’s operating income for the quarter increased 94% to $16.3 million, compared to $8.4 million in the same quarter last year. Operating margin improved to 7.8% from 4.6% last year.
Underground Station
Underground Station’s sales decreased 1% to $26 million, reflecting a 6% increase in same store sales and an 11% reduction in store count, to 145 stores. May same store sales increased 9% through May 21.
Underground Station’s gross margin was down by 80 basis points in the quarter, due primarily to lower initial markons and increased markdowns.
Expenses decreased as a percent of sales by about 280 basis points, reflecting the leveraging of rent, depreciation and compensation.

Underground Station earned $1.1 million in the quarter, up from last year’s $649,000. Operating margin for the quarter was 4.4% of sales compared to 2.5% for the first quarter last year.
Johnston & Murphy Group
Johnston & Murphy Group’s first quarter sales increased 8%, to $48 million, compared to $45 million in the first quarter last year.
Johnston & Murphy’s wholesale sales increased 6%. Same store sales for the Johnston & Murphy retail stores increased 10%. May same store sales increased 19% through May 21.
E-commerce and catalog sales, on a comp basis, increased 3% in the quarter, representing 10% of the Group’s first quarter sales. Month-to-date e-commerce and catalog sales are up 54% through May 21 reflecting a timing difference in its most recent catalog drop.
Gross margin decreased 10 basis points. SG&A as a percent of sales was down about 150 basis points. Operating income was $2.9 million, compared with $2.1 million in the first quarter last year. Operating margin increased to 6.0% from 4.6%.
Licensed Brands
Licensed Brands sales increased 3%, to $29 million, in the quarter.
Gross margins were down, primarily due to higher margin reductions and changes in product mix.
SG&A expense as a percent of sales increased due primarily to increased advertising expense and increased freight costs.
Operating income for the quarter was $3.3 million, or 11.4% of sales, compared with $4.5 million, or 16.1% of sales, in the first quarter last year.
Balance Sheet
Cash
Cash at the end of the first quarter was $57 million, compared with $105 million last year. We ended the quarter with no debt. Over the past twelve months, we have spent about $25 million on stock buybacks and about $72 million in connection with acquisitions.

Inventory
Inventories increased 26% in the first quarter on a year over year basis on a 20% sales increase. This included $24 million of inventory from recent acquisitions. Adjusting for acquisitions, inventory was up 18%, compared with a sales increase of 14%, also excluding acquisitions. We are comfortable with inventory levels which were low in the first quarter last year.
Equity
Equity was $644 million at quarter-end, compared with $627 million at the end of fiscal 2011.
Capital Expenditures
For the first quarter, capital expenditures were $9.6 million and depreciation was $11.5 million.
During the first quarter, we opened 11 new stores and closed 29 stores. We ended the quarter with 2,291 stores compared with 2,267 stores last year, or an increase of 1%. Square footage increased 3.6% on a year-over-year basis. This year’s store count included:

•	878	Lids stores (including 74 stores in Canada)
•	66	Lids Locker Room stores (including 1 store in Canada)
•	36	Lids clubhouse stores
•	808	Journeys stores (including 3 in Canada)
•	149	Journeys Kidz stores
•	54	Shï by Journeys stores
•	145	Underground Station stores
•	155	Johnston & Murphy stores and Factory stores

	2,291	TOTAL
For fiscal 2012, we are forecasting capital expenditures to be about $55 million and depreciation to be about $48 million. We are forecasting about 83 new stores and are planning to close about 76 stores. Our store opening and closing plans by chain are as follows:

		Open	Close
Journeys Group		27	31
Journeys Stores	13
Journeys Canada Stores	7
Journeys Kidz Stores	7
Underground Station Stores		0	22
Johnston & Murphy Stores and Factory Stores		11	4
Lids Sports Group		45	19
Lids Hat Stores (U.S.)	15
Lids Sports Group Canada Stores	10
Lids Locker Room	12
Lids Clubhouse	5
Lids Locker Room Canada	3
TOTALS		83	76
We ended the quarter with 2,291 stores and our plan is to end fiscal year 2012 with 2,316 stores.
We are forecasting square footage growth of 1.2%.
As always, we plan to be selective in operating new stores and opening stores only where the economics create value for our shareholders. Therefore, this new store forecast could vary depending on opportunities in the real estate market.
Cautionary Note Concerning Forward-Looking Statements
This commentary contains forward-looking statements, including those regarding the performance outlook for the Company and its individual businesses, and all other statements not addressing solely historical facts or present conditions. Actual results could vary materially from the expectations reflected in these statements. A number of factors could cause differences. These include the costs of responding to and liability in connection with the network intrusion announced in December 2010, the effects of a disruption of the NFL season on Lids Sports’ and the Company’s results, adjustments to estimates reflected in forward-looking statements, including the timing and amount of non-cash asset impairments; weakness in the consumer economy, competition in the Company’s markets; inability of customers to obtain credit; fashion trends that affect the sales or product margins of the Company’s retail product offerings; changes in buying patterns by significant wholesale customers; bankruptcies or deterioration in financial condition of significant wholesale customers; disruptions in product supply or distribution, unfavorable trends in fuel costs, foreign exchange rates, foreign labor and material costs, and other factors affecting the cost of products; the Company’s ability to continue to complete acquisitions, expand its business and diversify its product base; and changes in the timing of holidays or in the onset of seasonal weather affecting period-to-period sales comparisons. Additional factors that could affect the Company’s prospects and cause differences from expectations include the ability to build, open, staff and support additional retail stores and to renew leases in existing stores and maintain reductions in occupancy costs achieved in recent lease negotiations, and to conduct required remodeling or refurbishment on schedule and at expected expense levels; deterioration in the performance of individual businesses or of the Company’s market value relative to its book value, resulting in impairments of fixed assets or intangible assets or other adverse financial consequences; unexpected changes to the market for the Company’s shares; variations from expected pension-related charges caused by conditions in the financial markets; and the outcome of litigation, investigations and environmental matters involving the Company. Additional factors are cited in the “Risk Factors,” “Legal Proceedings” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of, and elsewhere in, our SEC filings, copies of which may be obtained from the SEC website, www.sec.gov, or by contacting the investor relations department of Genesco via our website, www.genesco.com. Many of the factors that will determine the outcome of the subject matter of this release are beyond Genesco’s ability to control or predict. Genesco undertakes no obligation to release publicly the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Forward-looking statements reflect the expectations of the Company at the time they are made. The Company disclaims any obligation to update such statements.